CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-254207 on Form S-6 of our report dated April 15, 2021, relating to the financial statement of FT 9329, comprising Dividend Growers and Tax-Advantaged Income Portfolio, Series 27, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 15, 2021